Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated August 9, 2024 relating to the consolidated balance sheets of Rad Technologies, Inc. as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

/s/ Artesian CPA, LLC

Denver, CO

December 4, 2024

Artesian CPA, LLC

1312 17th Street, # 462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com